Exhibit 10.1
Performance Awards Goals
For Performance Cycle Ending April 2010
Threshold Goal
Half of the award will be earned based on the Company’s performance from December 30, 2007, through April 26, 2008 (the “FY08 Period”) (except for the subordinate goal as described below), and half of the award will be earned based on the Company’s performance from April 27, 2008, through April 25, 2009 (the “FY09 Period”). Each half of the award will be earned independently without regard to the other half. Each half of the award will be payable on April 24, 2010, only to plan participants employed by the Company on that date, except as provided in the Plan. The Company established a target cumulative diluted earnings per share amount for each of the defined periods. No payout will be made for a period unless the Company meets or exceeds the targeted earnings per share amount.
Subordinate Goals
If the threshold goal is met, the actual payout earned for each of the performance periods will be determined by comparison of the actual results against the subordinate goal. The Company established a single subordinate goal of net cash provided by operating activities (“Net Cash”) for the FY08 Period as reflected in the Company’s consolidated financial statements for the period from October 28, 2007, through April 26, 2008, and for the FY09 Period as reported in the Company’s audited consolidated financial statements for such period. Each subordinate goal has a sliding scale that provides a payout from 50 to 200 percent of the related target payout.
At the end of each performance period the respective award will be determined by first determining whether the threshold goal was achieved and, if it was, then determining the degree to which the subordinate goal was met. If the threshold goal is not achieved, or if that goal is achieved but the minimum subordinate goal is not achieved, then there will be no payout for that performance period. Each performance period award will be earned independently without regard to the other performance period. Each performance period award, if any, will be payable on April 24, 2010, only to plan participants employed by the Company on that date, except as provided in the Plan.